EXHIBIT 11(b)

Consent of Independent Auditor

Phoenix Capital Group Holdings, LLC

Hermosa Beach, California

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Phoenix Capital Group Holdings, LLC and Subsidiaries (the “Company”) of our report dated May 1, 2023, with respect to the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the consolidated financial statements.

/s/ Cherry Bekaert LLP

Ft. Lauderdale, Florida

June 26, 2023